UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Tuesday Morning Corporation
(Name of Registrant as Specified In Its Charter)

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October 2, 2017

From the desk of Steve Becker, CEO

As you know, last week an activist investor group (“Investor Group”) who owns a small number of shares announced that they intend to put two people up for election to our Board of Directors at our upcoming 2017 Annual Meeting of Shareholders in November.  The Annual Meeting is when our shareholders elect/re-elect our Board of Directors. This Investor Group also sought to have one of their candidates join the management team as CEO.

Late yesterday the Company and the Investor Group entered into a cooperation agreement under which the Tuesday Morning Board of Directors has agreed to nominate one of the Investor Group’s proposed nominees for election as a Board Member at the upcoming annual meeting in November.  The Investor Group withdrew its other proposed Board nominee and demand for an immediate management change.

In our annual proxy statement, the Board will nominate Mr. James T. Corcoran, Chief Executive Officer of Purple Mountain Capital Partners, LLC, as an independent director candidate. Mr. Corcoran is the founder and chief investment officer of Purple Mountain Capital Partners LLC, a private investment firm, and previously worked in investment banking and investment management firm capacities.

The Board and the Management Team are pleased with this result as it allows the Company to turn its entire attention to delivering our all-important peak season. The Board supports Management and our strategy, is encouraged by the operational progress being made and recognizes all of the hard work being done across the organization.

We know this has been a distraction over the past week and appreciate that you all stayed focused on our critical objectives so that we deliver peak successfully.  We had strong momentum last week, so let’s continue to deliver and make this peak season successful!

Sincerely,

Steve

Additional Information and Where to Find it

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”). On September 25, 2017, the Company filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2017 Annual Meeting. Prior to the 2017 Annual Meeting, the Company will furnish a definitive proxy statement to its stockholders (the “2017 Proxy Statement”), together with a WHITE proxy card.  STOCKHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement for the 2017 Annual Meeting and will be set forth in the 2017 Proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting.

Stockholders will be able to obtain, free of charge, copies of the 2017 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2017 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://ir.tuesdaymorning.com/) or by contacting the Company’s Secretary, Bridgett C. Zeterberg by phone at (972) 387-3562, by email at bzeterberg@tuesdaymorning.com or by mail at Tuesday Morning Corporation, Attn: Corporate Secretary, 6250 LBJ Freeway, Dallas, Texas 75240.